Filed Pursuant to Rule 433
Registration Nos.	333-132469
333-132469-01
333-132469-02

Prudential Financial, Inc.

$600,000,000 5.15% Medium-Term Notes, Series D

Due January 15, 2013

Final Term Sheet, January 8, 2008

Issuer	Prudential Financial, Inc.

Ratings	A3 (Moody’s) / A+ (Standard & Poor’s) / A (Fitch)

Security	Medium-Term Notes, Series D

Trade Date	January 8, 2008

Settlement Date (T+3 days)	January 11, 2008

Maturity Date	January 15, 2013

Principal Amount	$600,000,000

Price to Investors	99.905%

Gross Proceeds	$599,430,000

Underwriters’ Commission	0.25%

Net Proceeds	$597,930,000

Pricing Benchmark	3.625% UST due 12/2012

Benchmark Yield	3.175%

Spread to Benchmark	200 basis points

Re-offer Yield	5.175%

Coupon	5.15% per annum

Interest Payment Dates	Semi-Annually on each March 30 and September 30 of each year, commencing March 30, 2008 and ending on the Maturity Date

Day Count Convention	30 / 360

Denominations	Minimum denominations of $1,000 with increments of $1,000 thereafter

Joint Bookrunners	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Wachovia Capital Markets, LLC

Billing and Delivery Agent	Wachovia Capital Markets, LLC

Co-Managers	HSBC Securities (USA) Inc.; Lazard Capital Markets LLC; Muriel Siebert & Co., Inc.; Samuel A. Ramirez and Company, Inc.

Use of Proceeds	General Corporate Purposes, including but not limited to, pay-down of short term liabilities

CUSIP Number	74432QBE4

Reports and Events of Default	The indenture, to the extent relating to the 5.15% notes and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial may be required to file with the SEC pursuant to Section 13 or 15(d) of the Securities and Exchange Act will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the 5.15% notes will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

Supplemental Plan of Distribution	Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the accompanying prospectus supplement.

Prudential Financial, Inc. has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Prudential Financial, Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll free at 1-866-500-5408 or Wachovia Capital Markets, LLC by calling toll free at 1-800-326-5897.